Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

September 19, 2013

International Game Technology

6355 South Buffalo Drive

Las Vegas, Nevada  89113

Re:                             Notes due 2023 of International Game Technology

Ladies and Gentlemen:

We have acted as special counsel to International Game Technology, a Nevada corporation (the “Company”) in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s Notes due 2023 (the “Notes”) pursuant to an Underwriting Agreement, dated as of September 12, 2013 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as the representatives of the several underwriters named therein (the “Underwriters”).  The Notes constitute a series of the debt securities registered on a Registration Statement on Form S-3 (File No. 333-180452) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 29, 2012. The Notes are being issued pursuant to an indenture, dated of as June 15, 2009 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of September 19, 2013, between the Company and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In our examination, we have assumed that the certificates for the Notes will conform to the forms thereof examined by us, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties.  As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

Upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee in accordance with the Indenture, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

The law covered by this opinion is limited to the present law of the State of New York.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.  To the extent that any of the matters set forth in the foregoing opinions and other statements are governed by or arise under the laws of the State of Nevada, we have relied exclusively, without independent investigation or verification, upon the opinion of J. Kenneth Creighton, Esq., Vice President, Deputy General Counsel of the Company, dated the date hereof, a copy of which has been delivered to you.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP